Exhibit 10.16

ULTHERA, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

EFFECTIVE APRIL 25, 2014

INTRODUCTION

This Ulthera, Inc. Executive Change in Control and Severance Plan (this “Plan”) sets forth the severance benefits available to Executives (as defined below) of Ulthera, Inc. (the “Company”) in the event of an Executive’s termination of employment. Each Executive will participate in the Plan, and the Plan is intended to replace each existing offer letter, employment agreement, severance agreement and change in control policy between the Company and an Executive regarding severance or Change in Control (as defined below) benefits. The goal is to create an equitable and consistent program for the Company’s Executives that is commensurate with their level of employment, and to protect the Company’s stockholders and other stakeholders by mitigating agency conflicts that may arise in any future transaction involving a Change in Control.

PLAN PROVISIONS

1. General Eligibility. You will only be eligible to participate in this Plan (an “Executive”) if you are a common law employee of the Company or one of its Affiliates, your official Company title is director or above and your customary employment is twenty (20) hours or more per week. Executives shall remain eligible for this Plan in the case of sick leave, military leave or any other leave of absence approved pursuant to the regular leave policy of the Company.

2. Severance Benefits. If you are an Executive and if, outside of a Change in Control Period (as defined below), you experience a Covered Termination (as defined below), then subject to you delivering to the Company a general release of all claims against the Company and its Affiliates in a form acceptable to the Company (a “Release”) that becomes effective and irrevocable within sixty (60) days following the date of your Covered Termination, then, in addition to any accrued but unpaid salary, wages, vacation and other amounts required by applicable law, you will be entitled to receive the following benefits described in this Section 2.

(a) Severance Payment. You will be entitled to receive a severance payment equal to nine (9) months of your base salary (if you are the Chief Executive Officer) or that number of months of your base salary for each full year of service with the Company completed, up to a maximum of three (3) months, as set forth in the table below (for all other Executives), in each case payable in a cash lump sum, less applicable withholding obligations, within ten (10) days following the date your Release is no longer subject to revocation.

Number of Full Year(s) of Service	Months of Base Salary
Less than 1 year	0
1 year but less than 2 years	1
2 years but less than 3 years	2
3 years or more	3

(b) Continued Healthcare. Subject to the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will pay, or, at its election, reimburse you for, premiums for health insurance coverage to the same extent it paid health insurance premiums on your behalf as of immediately prior to your termination of employment if you elect to continue health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (this health coverage is generally referred to as “Company-Paid Premiums”). The Company-Paid Premiums will continue for that number of months determined in accordance with Section 2(a) above; provided, however, that the Company-Paid Premiums will terminate earlier if you cancel the underlying coverage or such coverage otherwise ends sooner because you become eligible for and elect health coverage with another employer. If your Company-Paid Premiums included your dependents immediately prior to your termination of employment, the Company will continue to pay for the premiums of such dependents after your termination of employment to the same extent, and for the same duration, as are paid by the Company for you unless you elect otherwise.

3. Change in Control Benefits. If you are an Executive and if, during the period of time commencing three (3) months prior to a Change in Control and ending twelve (12) months following the Change in Control (the “Change in Control Period”), you experience a Covered Termination, then subject to you delivering to the Company a Release that becomes effective and irrevocable within sixty (60) days following such termination of employment, then, in addition to any accrued but unpaid salary, wages, vacation and other amounts required by applicable law, and in lieu of any benefits set forth in Section 2 above, you will be entitled to receive the following benefits described in this Section 3.

(a) Severance Payment. You will be entitled to receive a severance payment equal to twelve (12) months of your base salary (if you are the Chief Executive Officer), nine (9) months of your base salary (if you report directly to the Chief Executive Officer) or six (6) months of your base salary (for all other Executives), in each case payable in a cash lump sum, less applicable withholding obligations, within ten (10) days following the date your Release is no longer subject to revocation.

(b) Continued Healthcare. Subject to the requirements of the Code, your Company-Paid Premiums will continue for that number of months determined in accordance with Section 3(a) above; provided, however, that the Company-Paid Premiums will terminate earlier if you cancel the underlying coverage or coverage otherwise ends sooner because you become eligible for and elect health coverage with another employer. If your Company-Paid Premiums included your dependents immediately prior to your termination of employment, the Company will continue to pay the premiums for such dependents after your termination of employment to the same extent, and for the same duration, as are paid by the Company for you unless you elect otherwise.

(c) Equity Acceleration. Each outstanding equity award, including, without limitation, each stock option, restricted stock unit and restricted stock award, held by you will automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse immediately prior to your termination date, in each case, with respect to one hundred percent (100%) of that number of unvested shares underlying your equity awards as of your termination date. Outside of a Change in Control Period, your equity awards will be treated pursuant to the equity plan under which they were granted, the equity award agreement and any applicable addition agreement, plan, policy or arrangement with you and the Company, including, without limitation, the Company’s Change in Control Policy effective as of April 26, 2012, as may be amended from time to time.

4. Withholding. The Company and its affiliates shall have the authority and the right to deduct or withhold, or require any Executive to remit an amount sufficient to satisfy all federal, state, local and foreign taxes (including any employment tax obligations) required by law to be withheld with respect to the payments and benefits under Sections 2 and 3 above. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Plan as having been paid to such person in respect of whom such withholding was made.

5. Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce any Executive’s severance benefits under this Plan, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to such Executive by the Company in connection with such Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any Company agreement, arrangement, policy or practice relating to such Executive’s termination of employment with the Company. The benefits provided under this Plan are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of any Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

6. Other Terminations. If an Executive’s service with the Company is terminated by the Company or by the Executive for any or no reason other than as a Covered Termination, then such Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

7. Deemed Resignation. Upon termination of an Executive’s employment for any reason, such Executive shall be deemed to have resigned from all offices and directorships, if any, and then held with the Company or any of its affiliates, and, at the Company’s request, the Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

8. Definitions. For the purposes of this Plan, the following terms shall have the following meanings:

(a) Affiliate. “Affiliate” means any company controlled by, controlling or under common control with the Company.

(b) Board. “Board” means the Board of Directors of the Company.

(c) Cause. “Cause” means:

(i) Your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;

(ii) An act of dishonesty made by you in connection with you responsibilities as an employee;

(iii) Your gross misconduct;

(iv) You unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company;

(v) Your willful breach of any obligations under any written agreement or covenant with the Company; or

(vi) Your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and has failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice.

(d) Change in Control. “Change in Control” means and includes each and all of the following occurrences:

(i) A transaction or series of transactions (other than an offering of common stock of the Company to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Sections 8(d)(i) or 8(d)(ii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

a. Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

b. After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 8(d)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount that constitutes Deferred Compensation and is subject to Section 409A of the Code, the transaction must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A of the Code.

(e) Constructive Termination. “Constructive Termination” means your resignation that is effective within one-hundred twenty (120) days after the occurrence of one or more of the following without your express written consent:

(i) a significant reduction of your duties, position or responsibilities other than as contemplated by your offer letter or employment agreements, provided that, in the context of a Change in Control, your duties, position or responsibilities will be deemed to not be significantly reduced if you retain reasonably comparable duties, position and responsibilities with respect to the Company’s pre-Change in Control business within such post-Change in Control Company;

(ii) a significant reduction by the Company in your base salary as in effect immediately prior to such reduction, other than a reduction ratably applied to other senior executives of the Company;

(iii) the relocation of your direction to a facility or a location more than forty (40) miles from your then-present location; or

(iv) the failure by any successor corporation following a Change in Control to assume this Plan.

A resignation will not be considered a Covered Termination unless the event or condition giving rise to such resignation continues more than thirty (30) days following your written notice of such event or condition provided to the Company within ninety (90) days of the first occurrence of such event or condition and such resignation is effective within thirty (30) days following the end of such notice period.

(f) Covered Termination. “Covered Termination” means the termination of any Executive that occurs (i) involuntarily by the Company for any reason other than Cause or (ii) due to a Constructive Termination.

(g) Plan Administrator. “Plan Administrator” means the Compensation Committee of the Board.

9. Best Pay Provision. Notwithstanding anything in the Plan to the contrary, if any payment or benefit (including without limitation, any accelerated vesting of equity awards) you would receive pursuant to the Plan or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. If a reduction in a Payment is to be made, the reduction in Payment will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to you. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

10. Effective Date of Plan. This Plan shall be effective as of the date first listed above (the “Effective Date”).

11. Amendment and Termination of this Plan. The Plan may be terminated or amended in any respect by resolution adopted by two-thirds (2/3) of the Board, provided, that during a Change in Control Period, no amendment or termination of the Plan shall impair any rights of or obligations to any Executive under this Plan unless such Executive expressly consents to such amendment or termination.

12. Plan Administration. The Plan Administrator shall have discretionary authority to construe and interpret the terms of the Plan, to determine eligibility and to make all other determinations under the Plan.

13. Arbitration. Any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Plan shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Maricopa County, Arizona in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction. Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Except as may be prohibited by applicable law, or may render this dispute resolution clause unenforceable, if any legal action is brought to enforce this Plan, the prevailing party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law including attorneys fees and litigation costs; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. Each party shall bear its own costs and attorneys’ fees in connection with arbitration; provided that the Company shall bear the cost of the arbitrator and the AAA’s administrative fees. Nothing in this Plan is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

14. Funding and Payment of Benefits. This Plan shall be maintained in a manner to be considered “unfunded.” The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Executive, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

15. Plan Application. This Plan shall be the only plan, arrangement or agreement with respect to which benefits may be provided to you upon a termination of your employment in a manner described in

Sections 2 or 3 hereof, as applicable, provided, that this Plan shall not adversely effect the express terms of any equity award granted to you by the Company.

16. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of this Plan by operation of law. All of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17. Limitation on Employee Rights; At-Will Employment. This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. All employees of the Company are employed at will.

18. No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than Executives and the Company.

19. Governing Law. This Plan shall be administered, interpreted and enforced under the internal laws of the State of Arizona without regard to conflicts of laws thereof.

20. No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

21. Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

22. Section 409A.

(a) Separation from Service. Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Code, and which is designated under this Plan as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”) and, except as provided under Section 18(b) of this Plan, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following your Separation from Service. Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the sixtieth (60th) day following your Separation from Service and the remaining payments shall be made as provided in this Plan.

(b) Specified Employees. Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Plan shall be paid as otherwise provided herein.

(c) Installments. Your right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(d) General. To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of this Plan. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to you under Section 409A of the Code and related Department of Department of Treasury guidance, to the extent permitted under Section 409A of the Code, the Company may, to the extent permitted under Section 409A of the Code (i) cooperate in good faith to adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that they determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, preserve the economic benefits of this Plan and/or (ii) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes under such section. To the extent applicable, each of the exceptions to Code Section 409A’s prohibition on acceleration of payments of Deferred Compensation provided under Treasury Regulation 1.409A-3(j)(4) shall be permitted under the Plan.